Filed Pursuant to Rule 424(b)(5)

File Number 333-157646

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Registered	Shares Registered(1)	Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Amount of Registration Fee(3)
Common Stock, $0.01 par value	1,015,475	$27.18	$27,600,610.50	$1,540.12

(1)  The securities registered herein are offered pursuant to an automatic shelf registration statement.

(2)  Estimated solely for purposes of calculating the amount of the registration fee, based on the average of the high and low sale prices of our common stock as reported on the New York Stock Exchange on November 24, 2009, in accordance with Rule 457(c).

(3)  The registration fee has been transmitted to the Securities and Exchange Commission in connection with the offering of common stock pursuant to Registration Statement No. 333-157646 on Form S-3 by means of this prospectus supplement in accordance with Rule 457(r).

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 3, 2009)

1,015,475 Shares

AECOM TECHNOLOGY CORPORATION

COMMON STOCK

This prospectus supplement relates to the offer and sale, from time to time, of up to 1,015,475 shares of common stock, $0.01 par value per share, of AECOM Technology Corporation, by the selling stockholders named in this prospectus supplement. See “Selling Stockholders.”  These shares were issued to the selling stockholders in a private transaction. The registration of the shares of common stock to which this prospectus relates does not require the selling stockholders to sell any of their shares of our common stock nor does it require us to issue any shares of common stock.

We will not receive any proceeds from the sale of any common stock offered by the selling stockholders.  The selling stockholders from time to time may offer and sell the shares held by them through public or private transactions directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus supplement.  See “Plan of Distribution.”

Our common stock is traded on the New York Stock Exchange under the symbol “ACM”.  On November 24, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $26.97 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-3 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

November 27, 2009

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering by the selling stockholders. The second part is the accompanying prospectus, which provides more general information about securities we may offer from time to time. Some of the information in the accompanying prospectus does not apply to this offering. You should read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference that are described under “Where You Can Find More Information” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any written communication from us specifying the final terms of the offering. To the extent the information in this prospectus supplement differs from the information in the accompanying prospectus or the documents incorporated by reference in this prospectus supplement or accompanying prospectus, you should rely on the information in this prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. The information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any written communication from us specifying the final terms of the offering, is only accurate as of the date of the respective documents in which the information appears. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated herein and therein by reference, before making an investment decision.

References in this prospectus supplement to “AECOM,” “the Company,” “we,” “us” or “our” refer to AECOM Technology Corporation and its consolidated subsidiaries, unless we indicate otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

This summary provides an overview of selected information about us and this offering. It does not contain all of the information that you should consider before making a decision to invest in our common stock. You should read carefully this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and accompanying prospectus, and the registration statement of which the accompanying prospectus is a part in its entirety before investing in our common stock, especially the information under “Risk Factors.”

Our Company

We are a leading global provider of professional technical and management support services for commercial and government clients around the world. We provide planning, consulting, architectural and engineering design, and program and construction management services for a broad range of projects, including highways, airports, bridges, mass transit systems, government and commercial buildings, water and wastewater facilities and power transmission and distribution. We also provide facilities management, training, logistics and other support services, primarily for agencies of the U.S. government.

Through our network of approximately 43,200 employees, we provide our services in a broad range of end markets, including the transportation, facilities, environmental, and energy markets.  We were formed in 1980 as Ashland Technology Corporation, a Delaware corporation and a wholly owned subsidiary of Ashland Inc., an oil and gas refining and distribution company.  Our principal executive offices are located at 555 South Flower Street, 37th Floor, Los Angeles, California 90071 and our telephone number is (213) 593-8000. Our website is located at http://www.aecom.com.  The information contained on our website is not a part of this prospectus supplement.

The Offering

Common Stock Offered	Up to 1,015,475 shares of common stock.

Selling Stockholders	The selling stockholders identified in the table on page S-6.

Use of Proceeds	We will not receive any proceeds from the sale of any common stock offered by the selling stockholders.

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the information under “Risk Factors” and all other information included in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference before investing in our common stock.

New York Stock Exchange Symbol	ACM

RISK FACTORS

Investing in our common stock involves a high degree of risk.  Before you decide whether to purchase any of our common stock, in addition to the following risk factors, you should carefully consider, among other things, the risks relating to our business discussed under “Risk Factors” in our annual report on Form 10-K for the fiscal year ended September 30, 2009, which is incorporated herein by reference, and the other information in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.

Our quarterly operating results may fluctuate significantly, which could have a negative effect on the price of our common stock.

Our quarterly revenue, expenses and operating results may fluctuate significantly because of a number of factors, including:

•                  the spending cycle of our public sector clients;

•                  employee hiring and utilization rates;

•                  the number and significance of client engagements commenced and completed during a quarter;

•                  the ability of clients to terminate engagements without penalties;

•                  the ability of our project managers to accurately estimate the percentage of the project completed;

•                  delays incurred as a result of weather conditions;

•                  delays incurred in connection with an engagement;

•                  the size and scope of engagements;

•                  the timing and magnitude of expenses incurred for, or savings realized from, corporate initiatives;

•                  the impairment of goodwill or other intangible assets; and

•                  general economic and political conditions.

Variations in any of these factors could cause significant fluctuations in our operating results from quarter to quarter and could cause the price of our common stock to fluctuate and decline.

Our charter documents contain provisions that may delay, defer or prevent a change of control.

Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. These provisions include the following:

•                  division of our Board of Directors into three classes, with each class serving a staggered three-year term;

•                  removal of directors for cause only;

•                  ability of our Board of Directors to authorize the issuance of preferred stock in series without stockholder approval;

•                  two-thirds stockholder vote requirement to approve specified business combinations, which include a sale of substantially all of our assets;

•                  vesting of exclusive authority in our Board of Directors to determine the size of our Board of Directors (subject to limited exceptions) and to fill vacancies;

•                  advance notice requirements for stockholder proposals and nominations for election to our Board of Directors; and

•                  prohibitions on our stockholders from acting by written consent and limitations on calling special meetings.

We do not expect to pay any cash dividends for the foreseeable future.

We do not anticipate paying any cash dividends to our stockholders for the foreseeable future. Our credit facilities also restrict our ability to pay dividends. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell our common stock and may lose some or all of the amount of your investment. Any determination to pay dividends in the future will be made at the discretion of our Board of Directors and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant.

Our stock price may fluctuate substantially, which will affect the prices at which the shares may be sold in the future.

The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future. Among the factors that could affect our stock price are:

•      quarterly variations in our operating results;

•      changes in revenue or earnings estimates or publication of research reports by analysts;

•      speculation in the press or investment community;

•      strategic actions by us or our competitors, such as acquisitions or restructurings;

•      general market conditions; and

•      domestic and international economic factors unrelated to our performance.

The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In particular, we cannot assure you that you will be able to resell your shares at or above the price per share in this offering.

The price of our common stock may be adversely affected by the issuance and sale of our common stock or by our announcement that such issuances and sales may occur.

We cannot predict the size of future issuances or sales of our common stock, or the effect, if any, that such issuances or sales may have on the market price of our common stock.  The issuance and sale of substantial amounts of common stock, or announcement that such issuances and sales may occur, could adversely affect the market price of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders.  See “Selling Stockholders” and “Plan of Distribution.”

SELLING STOCKHOLDERS

We are registering the above-referenced shares to permit each of the selling stockholders listed below and their pledgees, donees, transferees or other successors-in-interest that receive their shares after the date of this prospectus supplement to resell the shares in the manner contemplated under the “Plan of Distribution.”

The shares offered by this prospectus supplement may be offered from time to time by the selling stockholders and the selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them. We currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares.

The following table sets forth for each selling stockholder:

•                  the name of the stockholder;

•                  the number and percent of shares beneficially owned  prior to the offering for resale of the shares under this prospectus supplement;

•                  the number of shares registered for sale for the account of the stockholder under this prospectus supplement (representing all of the shares that a selling stockholder may offer under this prospectus supplement); and

•                  the number and percent of shares to be beneficially owned after this offering is completed, assuming all of such stockholder’s shares are sold.

Each of the selling stockholders was or currently is an employee of one of our affiliates and received the shares being registered herein in connection with our acquisition of the applicable affiliate.

Based on the information provided to us by the selling stockholders, none of the selling stockholders is, or is affiliated with, a broker-dealer. Each of the selling stockholders has represented to us that it has no agreement or understanding, directly or indirectly, with any person to distribute the securities.

Ownership is based upon information provided by each respective selling stockholder. Unless otherwise noted, none of the share amounts set forth below represents more than 1% of our outstanding stock as of November 18, 2009, adjusted as required by rules promulgated by the Securities and Exchange Commission (“SEC”). The percentages of shares owned after the offering are based on 112,610,790 shares of our common stock outstanding as of November 18, 2009.

The selling stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), some or all of their shares since the date on which the information in the table is presented. Information about the selling stockholders may change over time.

	Number of Shares of Common Stock Beneficially Owned Prior to the Offering		Number of Shares	Number of Shares Beneficially Owned After the Offering
	Number	Percentage	Offered	Number	Percentage
Gregory Carl Anderson	66,206	*	66,206	0	*
Thomas G. Anglim	11,977	*	11,977	0	*
Stephen D Bailey	5,988	*	5,988	0	*
Douglas Keith Beichley	11,977	*	11,977	0	*
Roland Martin Binker	11,977	*	11,977	0	*
Robert A. Bracamonte	11,977	*	11,977	0	*
Douglas L Brown	15,638	*	15,638	0	*
Jon Michael Buggy	30,063	*	30,063	0	*
William M. Catron	11,977	*	11,977	0	*
Gregory Youn Chang	11,977	*	11,977	0	*
Patricia A Clancy	5,988	*	5,988	0	*
William D Crockett	72,707	*	72,707	0	*
James F. Curran	11,977	*	11,977	0	*
David Howard Derr	11,977	*	11,977	0	*
Ramesh Mohanlal Desai	5,988	*	5,988	0	*
Daniel R Dickenson	16,681	*	16,681	0	*
Nancy T. Doyle	5,988	*	5,988	0	*
Steve Joseph Duethman	11,977	*	11,977	0	*
Robert Vincent Elleraas	6,671	*	6,671	0	*
Wendy T Fimon	11,977	*	11,977	0	*
J. Michael Florell	16,013	*	16,013	0	*
Jeffrey C. Frush	44,226	*	44,226	0	*
Paul E Griesemer	5,988	*	5,988	0	*
Adrian Comper Hagerty	30,063	*	30,063	0	*
Michael K Hnastchenko	15,331	*	15,331	0	*
John M Holliman III	5,988	*	5,988	0	*
Michael Levi Johnson	29,944	*	29,944	0	*
Michael Paul Katz	15,031	*	15,031	0	*
Michael J. Kennedy	11,977	*	11,977	0	*
Michael David Kinnee	5,988	*	5,988	0	*
Michael Krauss	5,988	*	5,988	0	*
Faye J. Ledoux	15,570	*	15,570	0	*
Kenneth A Ledoux	35,030	*	35,030	0	*
Rick Allen Lincicome	154,966	*	154,966	0	*
James E Lohmann	10,008	*	10,008	0	*
Dennis James Meyer	5,988	*	5,988	0	*
James Keith Mischnick	10,676	*	10,676	0	*
Jon David Niemuth	11,977	*	11,977	0	*
Herman Jerome Peterson, Jr.	5,988	*	5,988	0	*
Carol Sakoian	5,988	*	5,988	0	*
Clifford L Sharratt	7,697	*	7,697	0	*
Davood Tashakkori	5,988	*	5,988	0	*
Stephen J Wernersbach	16,826	*	16,826	0	*
Douglas P Westby	26,263	*	26,263	0	*
Bruce Lowell Wolff	6,227	*	6,227	0	*
Randy Wayne Wood	77,404	*	77,404	0	*
Donald Bruce Woodhall	5,988	*	5,988	0	*
Paul Carl Zugates	74,047	*	74,047	0	*
John L Waugh	619	*	619	0	*

TOTAL	1,015,475		1,015,475	0

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein include donees, pledgees, transferees or other successors-in-interest selling shares of our common stock received after the date of this prospectus supplement from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•                  sales on the New York Stock Exchange (or any other exchange on which the shares may be listed);

•                  sales on the over-the-counter market;

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  broker-dealers agreeing with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law and company insider trading policies.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or under any applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. To the extent required, this prospectus supplement may be amended from time to time to describe a specific plan of distribution.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have borne and will bear substantially all of the costs, expenses and fees in connection with the registration of the shares, other than any commissions, discounts or other fees payable to broker-dealers in connection with any sale of shares, which will be borne by the selling stockholder selling such shares of common stock.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders may be subject to the anti-manipulation rules of Regulation M, which may limit the timing of purchases and sales of shares of our common stock by such selling stockholders. We will make copies of this prospectus (as it may be amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We plan to keep the registration statement continuously effective and usable for the resale of the registrable shares covered thereby for approximately one year. However, we may voluntarily suspend the effectiveness of the registration statement if, in our sole discretion, we deem a suspension to be in our best interests, such as in circumstances where the effectiveness of the registration statement would adversely affect a proposed financing, reorganization, recapitalization, merger, consolidation or similar transaction involving us.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of AECOM Technology Corporation incorporated by reference in AECOM Technology Corporation’s Annual Report (Form 10-K) for the year ended September 30, 2009, and the effectiveness of AECOM Technology Corporation’s internal control over financial reporting as of September 30, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file periodic reports, proxy statements and other information with the SEC. Any document that we file with the SEC may be inspected without charge at the public reference facilities maintained by the SEC in its Public Reference Room, 100 F. Street, N.E., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may also access our SEC filings on our website at http://www.aecom.com.

INCORPORATION BY REFERENCE

THIS PROSPECTUS SUPPLEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS SUPPLEMENT. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT.

We incorporate information into this prospectus supplement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

• our Annual Report on Form 10-K for the year ended September 30, 2009;

• our Current Report on Form 8-K filed with the SEC on October 30, 2009; and

• the description of our capital stock contained in our registration statement on Form S-1 (Registration No. 333-141142) filed with the SEC on May 8, 2007, including any amendment or report filed with the SEC for purpose of updating this description.

We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this prospectus supplement to the end of the offering of the securities. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we may file with the SEC, unless otherwise specified in such current report or in a particular prospectus supplement.

We will furnish without charge to you, including any beneficial owner to whom a prospectus supplement is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to AECOM Technology Corporation, 555 South Flower Street, 37th Floor, Los Angeles, California 90071, Attention: Corporate Secretary, telephone: (213) 593-8000.

PROSPECTUS

AECOM TECHNOLOGY CORPORATION

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

We or selling securityholders may, from time to time, offer to sell debt securities, common stock, preferred stock or warrants. Each time we or a selling securityholder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Our common stock is traded on the New York Stock Exchange under the symbol “ACM.”

Investing in our securities involves risks. See “Risk Factors” section of our filings with the SEC and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 3, 2009.

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

(Cautionary Statements Under the Private Securities Litigation Reform Act of 1995)

This prospectus and the documents incorporated herein by reference contain statements which, to the extent that they do not recite historical fact, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “estimate,” “may,” “will,” “could,” “plan” or “continue” and similar expressions are intended to identify forward-looking statements. Such forward-looking information involves important risks and uncertainties that could materially alter results in the future from those expressed in any forward-looking statements made by us or on our behalf. These risks and uncertainties include, but are not limited to:

•                  the current economic downturn in the U.S. and international markets;

•                  our dependence on long-term government contracts, which are subject to the government’s budgetary approval process;

•                  the possibility that our government contracts may be terminated by the government;

•                  our ability to successfully manage our joint ventures;

•                  the risk of employee misconduct or our failure to comply with laws and regulations;

•                  our ability to successfully execute our mergers and acquisitions strategy, including the integration of new companies into our business;

•                  our ability to attract and retain key technical and management personnel;

•                  our ability to complete our backlog of uncompleted projects as currently projected;

•                  competitive pressures and trends in our industry;

•                  our liquidity and capital resources; and

•                  other factors identified throughout this prospectus and the documents incorporated herein by reference.

Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or developments after the date of this prospectus.

In addition, the documents incorporated by reference into this prospectus contains industry data related to our business and the markets in which we operate. This data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results could differ from the projections.

We caution you that forward-looking statements are only predictions and that actual events or results may differ materially. In evaluating these statements, you should specifically consider the various factors that could cause actual events or results to differ materially from those indicated by the forward-looking statements, including the information that we discuss in the section entitled “Risk Factors” in our SEC filings, including the quarterly report on Form 10-Q for the quarter ended December 31, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under the shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings, from time to time.

The types of securities that we may offer and sell, from time to time, pursuant to this prospectus are:

•                  debt securities;

•                  common stock;

•                  preferred stock; and

•                  warrants.

Each time we sell securities pursuant to this prospectus, we will provide, in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information, if applicable:

•                  the type and amount of securities that we propose to sell;

•                  the initial public offering price of the securities;

•                  the names of any underwriters or agents through or to which we will sell the securities;

•                  any compensation of those underwriters or agents; and

•                  information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

You should rely on the information contained in this prospectus and the information to which we have referred you. We have not authorized any other person to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this document.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

THE COMPANY

We are a leading global provider of professional technical and management support services for commercial and government clients around the world. We provide planning, consulting, architectural and engineering design, and program and construction management services for a broad range of projects, including highways, airports, bridges, mass transit systems, government and commercial buildings, water and wastewater facilities and power transmission and distribution. We also provide facilities management, training, logistics and other support services, primarily for agencies of the U.S. government.

Through our network of approximately 43,000 employees, we provide our services in a broad range of end markets, including the transportation, facilities, environmental, and energy markets. According to Engineering News-Record’s (“ENR”) 2008 Design Survey, we are the largest general architectural and engineering design firm in the world, ranked by 2007 design revenue. In addition, we are ranked by ENR as the leading firm in a number of design end markets, including transportation and general building.

We were formed in 1980 as Ashland Technology Corporation, a Delaware corporation and a wholly owned subsidiary of Ashland Inc., an oil and gas refining and distribution company. Our principal executive offices are located at 555 South Flower Street, 37th Floor, Los Angeles, California 90071 and our telephone number is (213) 593-8000. Our website is located at http://www.aecom.com. The information contained on our website is not a part of this prospectus.

References in this prospectus to “AECOM,” “the Company,” “we,” “us” or “our” refer to AECOM Technology Corporation and its consolidated subsidiaries, unless we indicate otherwise.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

Quarter ended December 31, 2008	Year ended September 30, 2008	Year ended September 30, 2007	Year ended September 30, 2006	Year ended September 30, 2005	Year ended September 30, 2004
5.5x	7.0x	5.5x	3.4x	4.5x	4.8x

The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, fixed charges consist of interest expense, including amortization of capitalized debt issuance costs and such portion of rental expense that is attributable to interest expense. Earnings consist of income before taxes, excluding undistributed earnings of unconsolidated joint ventures, plus fixed charges.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED SECURITY DIVIDENDS

The following table sets forth our ratio of earnings to combined fixed charges and preferred security dividends for each of the periods indicated:

Quarter ended December 31, 2008	Year ended September 30, 2008	Year ended September 30, 2007	Year ended September 30, 2006	Year ended September 30, 2005	Year ended September 30, 2004
5.5x	7.0x	5.5x	3.1x	3.3x	3.4x

The ratio of earnings to combined fixed charges and preferred security dividends was computed by dividing earnings by combined fixed charges and preferred security dividends. For this purpose, fixed charges consist of interest expense, including amortization of capitalized debt issuance costs and such portion of rental expense that is attributable to interest expense. Earnings consist of income before taxes, excluding undistributed earnings of unconsolidated joint ventures, plus fixed charges.

DESCRIPTION OF CAPITAL STOCK

Common Stock

As of February 4, 2009, we had 150,000,000 authorized shares of common stock, of which 104,904,879 shares were outstanding. Holders of our common stock are entitled to one vote per share on all matters to be voted on by our stockholders. All shares of common stock have equal voting rights.

Subject to the rights pertaining to any series of preferred stock, in the event of our liquidation, holders of our common stock are entitled to share ratably in our assets legally available for distribution after the payment of our debts. The shares of common stock have no preemptive, subscription, conversion or redemption rights.

Subject to the rights of the holders of preferred stock, the holders of the common stock are entitled to receive dividends, when, as and if declared by our Board of Directors, from funds legally available for such dividend payments.

Preferred Stock

As of February 4, 2009, we had 8,000,000 authorized shares of preferred stock, of which 25,200 shares were outstanding. Under our certificate of incorporation, our Board of Directors, without further approval of the stockholders, may establish the powers, preferences, rights, qualifications and limitations, including the dividend rights, dividend rates, conversion rights, conversion prices, voting rights and redemption rights, of any series of preferred stock and may authorize the issuance of any such series. We will set forth in the applicable prospectus supplement a description and the particular terms of any series of preferred stock that may be offered pursuant to this prospectus.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description and the particular terms of any debt securities or warrants that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us or by a selling securityholder:

•                  through agents;

•                  to or through underwriters;

•                  through broker-dealers (acting as agent or principal);

•                  directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise;

•                  through a combination of any such methods of sale; or

•                  through any other methods described in a prospectus supplement.

The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other exchange where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities will be passed upon for us by Gibson, Dunn & Crutcher LLP, and for any underwriters or agents, by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of AECOM Technology Corporation included in AECOM Technology Corporation’s Annual Report (Form 10-K/A) for the year ended September 30, 2008, and the effectiveness of AECOM Technology Corporation’s internal control over financial reporting as of September 30, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of Earth Tech as of and for the years ended September 28, 2007, September 29, 2006 and September 30, 2005, included in Form 8-K/A filed by AECOM Technology Corporation on October 10, 2008 (the “Form 8-K/A”) and incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in Form 8-K/A (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of new accounting principles), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file periodic reports, proxy statements and other information with the SEC. Any document that we file with the SEC may be inspected without charge at the public reference facilities maintained by the SEC in its Public Reference Room, 100 F. Street, N.E., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may also access our SEC filings on our website at http://www.aecom.com.

INCORPORATION BY REFERENCE

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT

FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

•                  our Annual Report on Form 10-K/A for the year ended September 30, 2008 (including information specifically incorporated by reference therein from our Proxy Statement, filed with the SEC on January 23, 2009, for our 2009 Annual Meeting of Stockholders);

•                  our Quarterly Report on Form 10-Q for the quarter ended December 31, 2008;

•                  our Current Reports on Form 8-K filed with the SEC on October 10, 2008 and December 5, 2008; and

•                  the description of our capital stock contained in our registration statement on Form S-1 (Registration No. 333-141142) filed with the SEC on May 8, 2007, including any amendment or report filed with the SEC for purpose of updating this description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the securities. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we may file with the SEC, unless otherwise specified in such current report or in a particular prospectus supplement.

We will furnish without charge to you, including any beneficial owner to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to AECOM Technology Corporation, 555 South Flower Street, 37th Floor, Los Angeles, California 90071, Attention: Corporate Secretary, telephone: (213) 593-8000.